Contacts:

Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
Jennifer Capuzelo, Investor Relations	dmarkley@lhai.com
(858) 550-7584	(310) 691-7100

Ligand to Present Growth Prospects, Review Key Portfolio Assets and Introduce Financial Guidance at Analyst Day Event

SAN DIEGO (December 4, 2012) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) will be providing a detailed review of its business model and growth strategy, along with introducing financial guidance for 2013 and 2014, during its Analyst Day event being held today in New York City.

Chief Executive Officer John Higgins plans to highlight the success of Ligand’s “Shots-on-Goal” business model, reviewing the company’s significant expansion of its partnered portfolio from a total of nine programs several years ago to 70 programs today. He will detail how its current partnered portfolio could result in as many as six new drug launches over the next three years, which would double the number of products generating royalty revenue for Ligand.

Mr. Higgins will also highlight that Ligand is at an inflection point for financial growth as a result of the recent approvals of key partnered products, including Promacta® and Kyprolis™. Ligand’s efficient operating model is projected to generate significant cash flow, which Ligand plans to use for acquisitions to continue building its asset portfolio, or to return capital to shareholders through share repurchases and dividends.

Ligand’s financial forecast includes the following:

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Revenue in 2013 is projected to be between $41 million and $44 million, and is projected to grow to more than $60 million in 2014, representing a 40% compound annual growth rate from 2012 expected revenue of $30 million to $31 million.

•	Net income in 2013 is projected to be more than $0.35 per diluted share, and is projected to increase by 200% to more than $1.05 per diluted share in 2014.

•	Income per diluted share from discontinued operations in 2012 is expected to be $0.18, and Ligand projects a loss per share from continuing operations for the year of between $0.09 and $0.13.

John Sharp, Ligand’s Chief Financial Officer, will provide a detailed analysis of Ligand’s more than $500 million in tax assets, which include net operating loss carryforwards, tax credits and future tax deductions. As a result of these tax assets, Ligand’s actual tax payments are expected to be less than 2% of pre-tax income from 2013 through 2017.

Ligand’s Chief Operating Officer Matt Foehr will discuss Ligand’s research and development model, highlighting the ability of Captisol® to serve as a platform for growth due to the pharmaceutical industry’s increasing need for formulation solubility and stability, and illustrating that:

•	Captisol can make new drugs possible, and can make existing drugs better, by enhancing their delivery characteristics.

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Ligand's Captisol-based royalties are well positioned for growth with the recent approval of Kyprolis, and potential new products like The Medicines Company’s MDCO-157 (Captisol-enabled clopidogrel), Lundbeck's carbemazepine, and Rib-X's delafloxacin advancing through or toward late-stage development.

Vice President of Corporate Development Nishan de Silva, M.D. will present an in-depth presentation of select portfolio assets with highlights as follows:

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Ligand is entitled to royalties on Merck’s lead BACE inhibitor compound for Alzheimer’s disease. Merck has reported single doses are associated with up to a 92% mean reduction of beta amyloid levels from baseline. Merck announced the initiation of a Phase 2/3 clinical trial on December 3rd.

•	Ligand is entitled to milestones and royalties for dinaciclib, for which Merck recently initiated a Phase 2b/3 study for chronic lymphocytic leukemia.

•	Pfizer expects a decision from the European Medicines Agency in 2013 regarding Aprela for the treatment of symptoms associated with menopause and the prevention of osteoporosis.

•	Ligand is initiating a pivotal trial for Captisol-enabled melphalan (LGD-353) for the treatment of multiple myeloma.

•	GlaxoSmithKline recently received approval for Promacta treatment of thrombocytopenia in patients with chronic hepatitis C and is pursuing development for Promacta in oncology-related indications.

In addition to the presentations by members of Ligand management, Simona Skerjanec, Vice President Chest Pain Care Pathway at the Medicines Company, will be providing an update on the antiplatelet therapy market and Ligand-partnered program MDCO-157.

The Analyst Day event begins at 10:15 a.m. Eastern time and will be webcast live at www.ligand.com. A replay of this webcast will be available for 90 days following the event.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company that develops and acquires assets it believes will generate royalty revenues and, under its lean corporate cost structure, produce sustainable profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia, and osteoporosis. Ligand’s Captisol® platform technology is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Eli Lilly & Company, Baxter International, Bristol-Myers Squibb, Celgene, Onyx Pharmaceuticals, Lundbeck Inc., and The Medicines Company, among others. Please visit www.captisol.com for more information on Captisol. For more information on Ligand, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to expected revenue and net income for 2013 and 1014, the expected number of shares outstanding in 2014, the growth of operating expenses in 2013 and 2014, sales of Captisol in 2013 and 2014, royalty revenue projections based on 3rd party research and expected license and milestone revenue in 2013 and 2014. Ligand cannot assure that it will receive expected royalties to support its ongoing business or that its internal or partnered pipeline products will progress in their development, gain marketing approval or achieve success in the market. In addition, ongoing or future arbitration, litigation or disputes with third parties may have a material adverse effect on Ligand. Such risks and uncertainties, and others, could cause actual results to differ materially from projected performance. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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